Exhibit 99.01

CERIDIAN CORPORATION
SAVINGS AND INVESTMENT PLAN

Twelfth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends Section 11.36(B)(1) to read as follows:

(1) [Intentionally left blank]

The foregoing amendment is effective as of July 1, 2000.

IN WITNESS WHEREOF, the undersigned caused this instrument to be executed by its duly authorized officers this _______ day of June, 2000.

CERIDIAN CORPORATION

Attest: /s/William E. McDonald Deputy Secretary	By: /s/Shirley J. Hughes Senior Vice President, Human Resources